EXHIBIT (3ii)

Bylaws

CARDINAL BANKSHARES CORPORATION

BYLAWS

ARTICLE I

SHAREHOLDERS

Section 1.1. Annual Meeting. The annual meeting of the shareholders to elect directors and for the transaction of such other business as may properly come before the meeting shall be held on the fourth Wednesday in April of each year or, if such date falls on a legal holiday, the next business day.

Section 1.2. Special Meetings. Special meetings of shareholders may be called by the Chairman of the Board of Directors, the President or by a majority of the Board of Directors. Business transacted at all special meetings shall be confined to the purpose(s) stated in the notice.

Section 1.3. Place of Meeting. The Board of Directors (the Board) may designate any place inside or outside Virginia for any annual or special meeting of the shareholders. If no designation is made, the meeting will be at the principal office of the Corporation.

Section 1.4. Notice of Meeting. Except as otherwise required by the Virginia Stock Corporation Act, as now in effect or hereafter from time to time amended (the Act), written notice stating the time and location of the meeting, and, in case of a special meeting, the purpose(s) of the meeting, shall be delivered not less than ten nor more than sixty days before the meeting date, either personally or by mail, to each shareholder of record entitled to vote at such meeting. If mailed, the notice will be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation.

Section 1.5. Closing of Transfer Books or Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or vote at any shareholders meeting, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to determine shareholders for any other proper purpose, the Board may close the stock transfer books for a stated period not to exceed seventy days. If the stock transfer books are closed to determine shareholders entitled to notice of or vote at a shareholders meeting, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board may fix in advance a date as the record date for a determination of shareholders, such date to be not more than seventy days, and in case of a shareholders meeting, not less than ten days, prior to the date on which the particular action requiring a determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or vote at a shareholders meeting, or shareholders entitled to receive payment of a dividend, the day before the notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for the determination of shareholders. Any determination of shareholders entitled to vote at a shareholders meeting made as provided in this Section shall apply to any adjournment thereof, unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 1.6. Presiding Officer and the Secretary. The Chairman or the President, or, in their absence, an officer designated by the Board, shall preside at all shareholder meetings, and the Secretary shall serve as secretary. Otherwise, a chairman or secretary shall be elected by a majority vote of the shareholders present to act in the absence of those officers.

Section 1.7. Voting Lists. The Secretary or other person having charge of the stock transfer books of the Corporation shall make, at least ten days before each shareholders meeting, a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, with the address of and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours, subject to any limitations on such right provided by the Act or other provisions of law. Such list shall also be produced and kept open at the time and place of the meeting for inspection by any shareholder during the whole time of the meeting for the purposes thereof. The original stock transfer book is prima facie evidence as to the shareholders who are entitled to examine such list or transfer books or to vote at any shareholders meeting.

Section 1.8. Quorum. Unless otherwise provided in the Corporations Articles of Incorporation (the Articles), a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a shareholders meeting. If less than a quorum is present at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number is required by the Act or the Articles, and except that in the election of directors those receiving the greatest number of votes shall be deemed elected, even though not receiving a majority.

Section 1.9. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary before or at the beginning of the meeting, prior to the call to order. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 1.10. Action by Shareholders Without a Meeting. Any action required to be taken at a meeting of the shareholders of the Corporation, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Section 1.11. Shareholder Proposals or Nominations. No business shall be transacted at any meeting of shareholders, except such business as shall be (a) specified in the notice of meeting given as provided in Section 1.4 of this Article I; (b) otherwise brought before the meeting by or at the direction of the Board; or (c) otherwise brought before the meeting by a shareholder of record of the Corporation entitled to vote at the meeting in compliance with the applicable requirements of Securities Exchange Commission Rule 14a-8. The shareholder must have given timely notice in writing to the Corporation. To be timely, a shareholder’s notice must be mailed to the principal executive offices of the Corporation not less than 120 days prior to the mailing date of the proxy statement for the previous year’s annual meeting of shareholders.

Notice of actions to be brought before a meeting pursuant to (c) above shall set forth, as to each matter the shareholder proposes to bring before the meeting; (a) a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Corporation’s books, of such shareholder, (ii) the classes and number of shares of the Corporation which are owned of record or beneficially by such shareholder, and (iii) any material interest of such shareholder in such business other than his interest as a shareholder of the Corporation. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted on a shareholder proposal or nomination except in accordance with the provisions set forth in this Section 1.11. The requirements of this Section are in addition to any other requirements established by law and do not impair the effect of the requirements of Section 1.2 of these Bylaws relating to business permitted to be transacted at special shareholders’ meetings. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any business was not properly brought before the meeting in accordance with the provision prescribed by these Bylaws and, if he should so determine, he shall so declare to the meeting and any such business not so properly brought before the meeting shall not be transacted.

Section 1.12. Nominations for Election to the Board. The Board of Directors shall prepare a slate of nominees for election to each annual meeting of the stockholders of the Corporation at least 60 days prior to such meeting, so that the same may be included in the Board of Director’s proxy statement for such meeting. If any such nominee becomes unavailable to serve, the Board of Directors may select a substitute nominee at any time prior to the meeting, and the proxy may authorize the voting of shares in favor of a substitute nominee. Any stockholder desiring to nominate one or more persons for election at such meeting shall submit the name of such person or persons in writing, together with a statement signed by each such prospective nominee agreeing to serve if elected, and a confirmation from the applicable regulatory agencies that each such nominee is qualified to serve, to the Secretary of the Corporation at its principal office not less than 30 days prior to the date set for the annual meeting of stockholders. This process shall be the sole manner of presenting nominees by persons other than the Board of Directors, and no nominations shall be accepted from the floor during the annual meeting. Except for the slate of nominees prepared by the Board of Directors, it shall not be obligated to place the name of any nominee on its proxy statement for the meeting.

ARTICLE II

DIRECTORS

Section 2.1. Board of Directors. The Board of Directors (hereinafter referred to as the Board), shall have power to manage and administer the business and affairs of the holding company. Except as expressly limited by law, all corporate powers of the holding company shall be vested in and may be exercised by said Board.

Section 2.2. Number, Tenure and Qualifications. The Board of Directors shall be elected at the annual meeting of the shareholders or at any special meeting held in lieu thereof, to serve one year terms, or until their successors shall be elected and qualified. No individual shall be named or elected as a Director without his prior consent. The Board of Directors shall consist of not less than six (6), nor more than twelve (12) members, which number shall be fixed by a resolution of the Board of Directors. In the absence of such resolution, the Board of Directors shall consist of seven (7) members. This number may be increased or decreased at any time by resolution of the Board of Directors provided, however, the Board of Directors may not by resolution increase or decrease the authorized number of Directors by more than 30 percent of the number of Directors last elected by the shareholders. No reduction in the number of Directors shall have the effect of shortening the term of any incumbent Director. Directors shall hold office until their respective successors are elected.

Directors reaching the age of seventy (70) years shall be ineligible for renomination to the Board of Directors of the Corporation at the expiration of the term of office during which the director becomes 70 years of age. Provided, however, that the foregoing clause shall not apply to the original Directors, K. Venson Bolt, J. H. Conduff, William R. Gardner, Jr., C. W. Harman, Kevin D. Mitchell, R. Leon Moore, Dorsey H. Thompson and J. T. Williams, Jr., their tenure shall be grandfathered under The Bank of Floyd Bylaws.

No person who is seventy (70) years of age or older shall be eligible for nomination to the Board of Directors of the Corporation.

Section 2.3. Class of Directors. Directors shall be as set forth in the holding company’s Articles of Incorporation.

Section 2.4. Organization Meeting. The President or Vice-President, upon receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the main office of the holding company for the purpose of organizing the new Board and electing and appointing officers of the holding company for the succeeding year. Such meeting shall be appointed to be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof, and if, at the time fixed for such meeting, there shall not be a quorum present, the Directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.5. Regular Meetings. The Regular Meetings of the Board of Directors shall be held, without notice, on the second Wednesday of the first month of each quarter, in The Bank of Floyd Board of Directors= room or at such other time and place as the Board may establish at a regular meeting.

Section 2.6. Special Meetings. Special Meetings of the Board of Directors may be called by the President of the holding company, or at the request of a majority of the Directors. Each member of the Board of Directors shall be given notice stating the time and place, by facsimile, letter, or in person, of each such special meeting.

Section 2.7. Quorum. A majority of the Directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If a quorum is present, the Board may take action through the vote of a majority of directors who are in attendance.

Section 2.8. Vacancies. When any vacancy occurs among the Directors, the remaining members of the Board, in accordance with the laws of the United States or the Commonwealth of Virginia, may appoint a Director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose.

ARTICLE III

COMMITTEES OF THE BOARD

The Board of Directors has power over and is solely responsible for the management, supervision, and administration of the holding company. The Board of Directors may delegate its power, but not any of its responsibilities, to such persons or committees as the Board may determine.

The Board of Directors must formally ratify written policies authorized by committees of the Board before such policies become effective. Each committee must have one or more member(s), who serve at the pleasure of the Board of Directors. Provisions of the articles and bylaws governing place of meetings, notice of meeting, quorum and voting requirements of the Board of Directors, apply to committees and their members as well. The creation of a committee and appointment of members to it must be approved by the Board of Directors.

Section 3.1. Executive Committee. The Board may appoint an Executive Committee composed of not less than three (3) directors and the Chief Executive Officer, appointed by the Board annually or more often. The Executive Committee shall have power to discount and purchase bills, notes and other evidences of debt, to buy and sell bills of exchange, to examine and approve loans and discounts, to exercise authority regarding loans and discounts, and to exercise, when the Board is not in session, all other powers of the Board that may lawfully be delegated. The Executive Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board of Directors at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.2. Risk and/or Asset Liability Management Committee. The Board may appoint a Risk and/or Asset Liability Management Committee composed of not less than two (2) directors and the Chief Executive Officer appointed by the Board annually or more often. The Committee shall have the power to ensure adherence to the Risk and/or Asset Liability Policy, to recommend amendments thereto, to manage interest rate risk, approve purchase or sell of investments and loans to manage risk, when the Board is not in session, all other powers of the Board may be lawfully delegated. The Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board of Directors at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.3. Audit Committee. There shall be an Audit Committee composed of not less than three (3) directors, exclusive of any active officers, appointed by the Board annually or more often. The duty of that committee shall be to examine at least once during each calendar year and within 15 months of the last examination the affairs of the holding company or its affiliates or cause suitable examinations to be made by auditors responsible only to the Board of Directors and to report the result of such examination in writing to the Board at the next regular meeting thereafter. Such report shall state whether the holding company or its affiliates is in a sound condition, and whether adequate internal controls and procedures are being maintained and shall recommend to the Board such changes in the manner of conducting the affairs of the holding company as shall be deemed advisable.

Section 3.4. Other Committees. The Board of Directors may appoint, from time to time, from its own members, other committees of one or more persons, for such purposes and with such powers as the Board may determine.

However, a committee may not:

(1)	Authorize distributions of assets or dividends.

(2)	Approve action required to be approved by shareholders.

(3)	Fill vacancies on the Board of Directors or any of its committees.

(4)	Amend Articles of Incorporation.

(5)	Adopt, amend or repeal bylaws.

(6)	Authorize or approve issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares.

ARTICLE IV

OFFICERS AND EMPLOYEES

Section 4.1. Chairman of the Board. The Board of Directors may appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. He shall preside at all meetings of the Board of Directors. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to him by the Board of Directors.

Section 4.2. President. The Board of Directors shall appoint one of its members to be President and Chief Executive Officer of the holding company. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to him by the Board of Directors.

Section 4.3. Executive Vice President. The Board of Directors may appoint an Executive Vice President. The Executive Vice President shall have such powers and duties as may be assigned to him by the Board of Directors.

Section 4.4. Secretary. The Board of Directors shall appoint a Secretary of the Board and of the holding company, and shall keep accurate minutes of all meetings. He shall give all notices required by these Bylaws. He shall be custodian of the corporate seal, records, documents and papers of the holding company. He shall provide for the keeping of proper records of all transactions of the holding company. He shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, or imposed by these Bylaws. He shall also perform such other duties as may be assigned to him, from time to time, by the Board of Directors.

Section 4.5. Treasurer. The Treasurer shall keep all records and perform all other duties usually performed by the Treasurer of a banking corporation, subject to the direction and control of the Board.

Section 4.6. Other Officers. The Board of Directors may appoint one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, and such other officers and Attorneys-in-fact as from time to time may appear to the Board of Directors to be required or desirable to transact the business of the holding company. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to them by the Board of Directors or the President.

Section 4.7. Tenure of Office. Subject to any agreement to the contrary, the President shall hold his office for the current year for which the Board of which he shall be a member has elected, unless he shall resign, become disqualified, or be removed, and any vacancy occurring in the office of President shall be filled promptly by the Board of Directors. Any one or more offices may be held by the same person, unless prohibited by law or regulation.

ARTICLE V

STOCK AND STOCK CERTIFICATES

Section 5.1. Transfers. Shares of stock shall be transferable on the books of the holding company or such other party as designated by the Board of Directors, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his shares, succeed to all rights of the prior holder of such shares. The Board of Directors may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the holding company with respect to stock transfers, voting at shareholders’ meetings, and related matters and to protect against fraudulent transfers.

Section 5.2. Stock Certificates. Certificates of Stock shall bear the signature of any holding company officer and attested by any other holding company officer, each of whom shall be appointed by the Board of Directors. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the holding company and properly endorsed.

Section 5.3. Authorized Capital. The amount of authorized capital stock of this holding company shall be $50,000,000 divided into 5,000,000 shares of common stock, the par value per share of $10, but the capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the Commonwealth of Virginia. No shares shall possess preemptive rights.

ARTICLE VI

CORPORATE SEAL

The President, the Executive Vice President, the Secretary, or any other officer designated by the Board of Directors, shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same. Such seal shall be substantially in the following form:

(                            )

( Impression         )

(       Of  )

(     Seal )

(                           )

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1. Fiscal Year. The fiscal year of the holding company shall be the calendar year.

Section 7.2. Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the bank by the President, any Vice President, or any other holding company officer appointed by the Board of Directors. The provisions of this Section 7.2 are supplementary to any other provision of these Bylaws.

Section 7.3. Records. The Articles of Incorporation, the Bylaws and the proceedings of all meetings of the shareholders, the Board of Directors, standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as Secretary of the meeting. A shareholder shall be entitled to inspect the records of the association provided (1) he has been a shareholder of record for at least six months immediately preceding his demand or is the holder of record of at least five percent of all outstanding shares and (2) he gives the holding company written notice of his demand at least five business days before the date he wishes to inspect.

ARTICLE VIII

BYLAWS

Section 8.1. Inspection. A copy of the Bylaws, with all amendments thereto, shall at all times by kept in a convenient place within the holding company offices, and shall be open for inspection to all shareholders, during banking hours only, and according to the procedures outlined in Section 7.3.

Section 8.2. Amendments. The Bylaws may be amended, altered or repealed, at any regular meeting of the Board of Directors, by a vote of a majority of the whole number of the Directors. The Bylaws may also be amended, altered or replaced by shareholders either by unanimous action without a meeting or by a majority vote of the outstanding shares at a duly called meeting.

ARTICLE IX

INDEMNIFICATION

Sec. 1 -	In any proceeding brought by a shareholder of the Holding Company in the right of the Holding Company or brought by or on behalf of shareholders of the Holding Company, an officer or a director of the Holding Company shall not be liable to the Holding Company or its shareholders for any monetary damages in excess of the limit of liability then insured for by the Holding Company, pursuant to an effective directors and officers liability insurance policy, if such insurance is then carried by the Holding Company, arising out of any transaction, occurrence or course of conduct, unless in such proceeding a judgment shall have been entered against the director or officer because of a finding that the act or omission for which the officer or director was adjudged liable had been proved to be due to his willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Sec. 2 -	If such insurance is not then carried by the Holding Company, in any such proceeding referred to in the preceding paragraph, an officer or a director of the Holding Company shall not be liable to the Holding Company or its shareholders for any monetary damages in excess of $1.00 arising out of any transaction, occurrence or course of conduct, unless in such proceeding a judgment shall have been entered against the director or officer because of a finding that the act or omission for which the officer or director was adjudged liable had been proved to be due to his willful misconduct or a knowing violation of the criminal law or federal or state securities law.

Sec. 3 -	To the full extent required or permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Holding Company shall indemnify a director of Holding Company who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Holding Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise. The Holding Company shall promptly pay for or reimburse the reasonable expenses, including attorneys fees, incurred by any such officer or director of the Holding Company in connection with any proceeding (whether or not made a party) arising from his status as such officer or director, in advance of final disposition of any such proceeding upon receipt by the Holding Company from such officer or director of (a) a written statement of good faith belief that he is entitled to indemnity by the Holding Company, and (b) a written undertaking, executed personally or on his behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he did not meet the applicable standard of conduct. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Sec. 4 -	The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Holding Company to indemnify or contract in advance to indemnify any person not specified in Section 3 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Holding Company, or is or was serving at the request of the Holding Company as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 3 of this Article.

Sec. 5 -

The Holding Company may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Holding Company, or is or was serving at the request of the Holding Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Holding Company would have power to indemnify him against such liability under the provisions of this Article.

Sec. 6 -	In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominee shall select such special legal counsel.

Sec. 7 -	The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

Sec. 8 -	Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

Amended and Ratified 12/1/01

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